UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Soliciting Material under §240.14a-12

EVERSPIN TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY – SUBJECT TO COMPLETION

EVERSPIN TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY [__], 2020

To the Stockholders of Everspin Technologies, Inc.:

The annual meeting of stockholders of Everspin Technologies, Inc. will be held at our corporate headquarters located at 5670 W. Chandler Blvd., Suite 100, Chandler, Arizona 85226, on Wednesday,  May [__], 2020, at 4:00 p.m., local time, for the following purposes:

1.	To elect the nine nominees for director named in the proxy statement accompanying this notice to serve until the next annual meeting and their successors are duly elected and qualified.
2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
3.	To amend our Certificate of Incorporation to add a federal forum selection provision.
4.	To conduct any other business properly brought before the annual meeting.

We describe these items of business more fully in the proxy statement accompanying this notice.

The record date for the annual meeting was March 26, 2020. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Whether or not you are able to attend the annual meeting in person, it is important that your shares be represented. We have provided in the accompanying proxy statement instructions on how to vote your shares. Please vote as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held at 4:00 p.m. on May [__], 2020, at 5670 W. Chandler Blvd., Suite 100, Chandler, Arizona 85226.

The proxy statement and annual report to stockholders

are available at www.proxyvote.com.

By Order of the Board of Directors,

Matthew Tenorio
Interim Chief Financial Officer
Chandler, Arizona
April [ ], 2020

You are cordially invited to attend the meeting in person.  Whether or not you expect to attend the meeting, please vote over the telephone or on the internet as instructed in these materials, or, if you requested and received a printed copy of this proxy statement, complete, date, sign and return the enclosed proxy, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting.  Even if you have voted by proxy, you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

PRELIMINARY COPY – SUBJECT TO COMPLETION

EVERSPIN TECHNOLOGIES, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY [__], 2020

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why are these materials being made available to me?

Everspin Technologies, Inc. is making these proxy materials available to you because our Board of Directors is soliciting your proxy to vote at our 2020 annual meeting of stockholders, including at any adjournments or postponements of the annual meeting. The annual meeting will be held on Wednesday, May [__], 2020, at 4:00 p.m., local time at our corporate headquarters located at 5670 W. Chandler Blvd, Suite 100, Chandler, Arizona 85224. Directions to the annual meeting may be found on our website at www.everspin.com. You are invited to attend the annual meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy on the internet or by telephone. Alternatively, if you requested and received a printed copy of these materials by mail, you may also complete, sign and return the accompanying proxy card.

Why did I receive a notice in the mail regarding the availability of proxy materials on the internet?

We are pleased to take advantage of rules of the Securities and Exchange Commission (the “SEC”) that allow companies to furnish their proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April [  ], 2020. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials.  Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form or electronically by email on an ongoing basis. A stockholder’s election to receive proxy materials by mail or email will remain in effect until the stockholder terminates it.

Will I receive any other proxy materials by mail?

We may (but are not required to) send you a proxy card, along with a second Notice, on or after April [   ], 2020.

How do I attend the annual meeting?

The annual meeting will be held on Wednesday,  May [__], 2020, at 4:00 p.m., local time, at our corporate headquarters located at 5670 W. Chandler Blvd., Suite 100, Chandler, Arizona 85226.  Directions to the annual meeting may be found on our website at www.everspin.com. Information on how to vote in person at the annual meeting is discussed below.

We intend to hold our annual meeting in person. However, we continue to monitor the situation regarding COVID-19 (Coronavirus) closely, taking into account guidance from the Center for Disease Control and Prevention and the World Health Organization. The health and well-being of our various stakeholders is our top priority. Accordingly, we are planning for the possibility that the annual meeting may be held solely by means of remote communication if we determine that it is not advisable to hold an in-person meeting. In the event the annual meeting will be held solely by remote communication, we will announce that fact as promptly as practicable, and details on how to participate will be issued by press release, posted on our website at www.everspin.com, and filed with the SEC as additional proxy material. As always, we encourage you to vote your shares prior to the annual meeting.

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What am I voting on?

There are three matters scheduled for a vote:

•	Proposal 1, to elect the nine nominees for director named in Proposal 1;
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Proposal 2, to ratify the selection by the audit committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020; and

•	Proposal 3, to amend our Certificate of Incorporation to add a federal forum selection provision.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if at least a majority of the outstanding shares are present at the annual meeting or represented by proxy. At the close of business on March 26, 2020, the record date for the annual meeting, there were 18,638,555 shares outstanding and entitled to vote. Thus 9,319,278 shares must be present at the annual meeting or represented by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the annual meeting. If there is no quorum, either the chairman of the annual meeting or a majority of the votes present at the meeting or represented by proxy may adjourn the annual meeting to another date.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 26, 2020, will be entitled to vote at the annual meeting. On this record date, there were 18,638,555 shares of our common stock outstanding and entitled to vote.

Am I a stockholder of record?

If at the close of business on March 26, 2020, your shares were registered directly in your name with our transfer agent, Computershare, Inc., then you are a stockholder of record.  Whether or not you plan to attend the meeting, we urge you to vote by proxy over the telephone or on the internet as instructed in the Notice or below to ensure your vote is counted. Alternatively, if you requested and received a printed copy of these materials by mail, you may also complete, sign and return the accompanying proxy card.

What if my Everspin shares are not registered directly in my name but are held in street name?

If at the close of business on March 26, 2020, your shares were held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and the Notice or proxy materials are being forwarded to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct the broker, bank or other nominee on how to vote the shares in your account. You are also invited to attend the annual meeting.  However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

If your shares are held in “street name” through a broker, certain rules applicable to brokers will affect how your shares are voted in connection with the election of directors. If you do not provide your broker with instructions on how to vote your shares, your broker may not vote your shares except in connection with routine matters. The election of

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directors is not considered to be a routine matter and your broker will not be able to vote on the election of directors without your instructions. Accordingly, if your broker sends a request for instructions on how to vote, we request that you provide those instructions to your broker so that your vote can be counted. If you do not instruct your broker as to how to vote your shares with respect to the ratification of our independent registered public accounting firm, this is a routine matter and your broker will be able to vote your shares with respect to this matter.

If I am a stockholder of record of Everspin shares, how do I cast my vote?

If you are a stockholder of record, you may vote in person at the annual meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or you will not be attending the annual meeting, you may vote by proxy, by telephone or over the internet. To vote by proxy on the internet, go to www.proxyvote.com to complete an electronic proxy card. To vote by proxy by telephone, dial 1‑800‑690‑6903, the toll-free number shown on the Notice, and follow the recorded instructions. Alternatively, if you request and receive a proxy card you may complete, sign and return the proxy card using the envelope provided with the proxy card. If you vote by proxy over the phone or the internet, you will be asked to provide the control number from the Notice or proxy card. If you vote by proxy, your vote must be received by 11:59 p.m. Eastern Time on May 19, 2020, to be counted.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers.

If I am a beneficial owner of Everspin shares, how do I vote?

If you are a beneficial owner of shares held in street name, you should have received the Notice from the broker, bank or other nominee that is the record owner of your shares rather than from us. Beneficial owners that received a Notice by mail from the record owner should follow the instructions included in the Notice to view the proxy statement and transmit their voting instructions to the broker, bank or other nominee or to request that a printed copy of these materials be mailed to them. If you are a beneficial owner of shares held in street name and you have requested hard copies of the proxy statement, you should have received the proxy statement and a voting instruction card from the broker, bank or other nominee that is the record owner of your shares, and follow the instructions on the voting instruction card. For a beneficial owner to vote in person at the annual meeting, you must obtain a valid proxy from the record owner. To request the requisite proxy form, follow the instructions provided by your broker, bank or other nominee or contact them.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of our common stock that you owned as of the close of business on March 26, 2020.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing a  proxy card, by telephone, through the internet or in person at the annual meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If on March 26, 2020, your shares were held, not in your name, but in “street name,” only your broker will be able to vote your shares. A “broker non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular “non-routine” proposal, including the election of directors, because the broker or nominee does not have discretionary voting power with respect to these proposals and has not received instructions with respect to these proposals from the beneficial owner (despite voting on at least one other proposal for which it does have

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discretionary authority or for which it has received instructions). Therefore, if you do not give your broker or nominee specific instructions, your shares will not be voted with respect to “non-routine” proposals.

The designations of the three proposals as “routine” or “non-routine” are as follows:

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Proposal 1, the election of directors, constitutes a “non-routine” proposal, and thus if you do not give your broker or nominee specific instructions, your broker or nominee will not have the authority to vote your shares with respect to the election of directors;

•

Proposal 2, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, constitutes a “routine” management proposal, and thus if you do not give your broker or nominee specific instructions, your broker or nominee will nevertheless have the authority to vote your shares with respect to this proposal; and

•

Proposal 3, to amend our Certificate of Incorporation to add a federal forum selection provision, we do not believe constitutes a “routine” management proposal, and thus if we are correct and you do not give your broker or nominee specific instructions, your broker or nominee will not have the authority to vote your shares with respect to this proposal.

How many votes are needed to approve each proposal?

The requisite number of votes to approve the three proposals are as follows:

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For the election of directors, Proposal 1, the nine nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.  Broker non-votes will have no effect on the outcome of the vote;

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To be approved, Proposal 2, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, must receive “For” votes from a majority of the shares present in person or by proxy and entitled to vote at the annual meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes (of which none are expected) will have no effect on the outcome of the vote; and

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To be approved, Proposal 3, to amend our Certificate of Incorporation to add a federal forum selection provision, must receive “For” votes from a majority of the shares outstanding. If you “Abstain” from voting, it will have the same effect as an “Against” vote. We believe that Proposal 3 will be deemed a “non-routine” matter and, therefore, broker non-votes will also have the same effect as “Against” votes; however, if the NYSE deems Proposal 3 to be a “routine” matter, then brokers will be able to vote your shares on this Proposal 3.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count: for Proposal 1, the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to Proposal 2, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, votes “For” and “Against,” abstentions and, if applicable, broker non-votes; and with respect to Proposal 3, to amend our Certificate of Incorporation to add a federal forum selection provision, “For” and “Against,” abstentions and, if applicable, broker non-votes.

What if I vote by proxy but do not make specific choices?

If you complete the proxy voting procedures, but do not specify how you want to vote your shares, your shares will be voted “For” Proposal 1, the election of all nominees for director named therein, and “For” Proposal 2, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending

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December 31, 2020, and “For” Proposal 3, to amend our Certificate of Incorporation to add a federal forum selection provision. Your proxy will vote your shares using his or her best judgment with respect to any other matters properly presented for a vote at the meeting.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the annual meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may send a written notice that you are revoking your proxy to our Secretary (Everspin Technologies, Inc., Attn: Investor Relations, 5670 W. Chandler Blvd., Suite 100, Chandler, Arizona 85226).
•	You may submit a properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•

You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy. Remember that if you are a beneficial owner of Everspin shares and wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization that is the record owner of your shares (such as your broker).

•	If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

What does it mean if I receive more than one Notice or set of proxy materials?

If you received more than one Notice or set of proxy materials, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions on the Notices or proxy cards in the proxy materials to ensure that all of your shares are voted.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8‑K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8‑K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8‑K to publish the final results.

What proxy materials are available on the internet?

The proxy statement and Form 10‑K (annual report to stockholders are available at www.proxyvote.com.

When are stockholder proposals due for the next annual meeting?

To be considered for inclusion in the proxy materials for our 2020 annual meeting, your proposal must be submitted in writing to our Secretary (Everspin Technologies, Inc., Attn: Investor Relations, 5670 W. Chandler Blvd., Suite 100, Chandler, Arizona 85226) by December [  ], 2020;  provided, however, that, in the event that the date of the annual meeting is held before April [__], 2021, or after June [__], 2021, for your notice to be timely, it must be so received by the Secretary a reasonable time before we begin to print and mail the proxy statement. Stockholders wishing to submit proposals or director nominations that are not to be included in our proxy materials for our 2020 annual meeting must do so no earlier than the close of business on January [__], 2021, and no later than the close of business on February [__], 2021;  provided, however, that, in the event that the annual meeting is held before April [__], 2021, or after June [__], 2021, for your notice to be timely, it must be so received by the Secretary not earlier than the close of business on the

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one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.

You are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies.  In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies.  We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Whom should I contact if I have additional questions or would like additional copies of the proxy materials?

If you would like additional copies of this proxy statement (which copies will be provided to you without charge) or if you have questions, including the procedures for voting your shares, you should contact:

Everspin Technologies, Inc.

Attn: Investor Relations

5670 W. Chandler Blvd., Suite 100

Chandler, Arizona 85226

JOBS Act Explanatory Note

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b‑2 promulgated under the Exchange Act. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our Named Executive Officers (as defined in the “Executive Compensation” section of the proxy statement) or the frequency with which such votes must be conducted. We will remain an “emerging growth company” until the earliest of: (i) December 31, 2021; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the last day of the fiscal year in which we are deemed to be a large accelerated filer under the rules of the SEC.

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PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine directors: Kevin Conley, Darin Billerbeck, Lawrence G. Finch, Ronald C. Foster, Michael B. Gustafson, Peter Hébert, Geoffrey Ribar, Stephen J. Socolof, and Geoffrey R. Tate.

The nominees proposed for election as directors are listed below. Directors elected at the annual meeting will hold office until the next annual meeting and until his or her successor is elected, or if until the director’s death, resignation or removal. Each individual nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve if elected.

The Board of Directors does not have a formal policy regarding the attendance of directors at meetings of stockholders, but it encourages directors to attend each meeting of stockholders.

The following table sets forth the names and certain other information for the nominees for election as a director as of the date of this proxy statement. The following key biographical information for each of these individuals was provided by the nominees:

Name	Age*	Position(s)
Kevin Conley	53	President, Chief Executive Officer and Director
Geoffrey R. Tate(3)	65	Director
Darin Billerbeck(2)(3)	60	Chairman of the Board
Lawrence G. Finch(3)	85	Director
Ronald C. Foster(1)	69	Director
Michael B. Gustafson(1)(2)	53	Director
Peter Hébert(1)(3)	42	Director
Geoffrey Ribar(1)(2)	61	Director
Stephen J. Socolof(2)	60	Director

*As of April 5, 2020.

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Nominees

Kevin Conley was appointed as a member of our Board of Directors in March 2017 and as our President and Chief Executive Officer in September 2017. In addition to Everspin,  Mr. Conley is currently on leave from his position as an advisor with Seven Rocks LLC, a consulting company, which he founded as a partner in June 2016. From 2011 to June 2016, Mr. Conley served at SanDisk Corporation, a flash storage solutions company, as SVP & GM Client Storage Solutions and most recently as Chief Technology Officer, where he provided guidance to SanDisk’s long term technology strategy. From 2009 to 2010, Mr. Conley served as VP Engineering for Corsair Components Inc. From 1993 to 2009, Mr. Conley served in various technology development and management roles at Sandisk Corporation. Mr. Conley received his bachelor’s of science degree in electrical engineering and masters of science degree in computer engineering from Santa Clara University. We believe that Mr. Conley possesses specific attributes that qualify him to serve as a director, including his intimate knowledge of Everspin as its President and Chief Executive Officer, and his knowledge and experience in the technology industry, which enable him to make valuable contributions to our Board of Directors.

Geoffrey R. Tate has served as a member of our Board of Directors since August 2009 and was appointed as our Lead Independent Director in December 2016 and remained in that capacity until March 2019. Mr. Tate is the Chief Executive Officer and a member of the Board of Directors of Flex Logix Technologies, Inc., a provider of embedded FPGA IP cores and Inference Co-Processor chips/boards. From March 2010 until January 2012, Mr. Tate was the

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interim Chief Executive Officer and a member of the Board of Directors of Nanosolar, Inc. Mr. Tate was the founding Chief Executive Officer of Rambus Inc. in May 1990 and served as CEO and a member of the Board of Directors until January 2005. From 1979 to 1990, Mr. Tate served in various marketing and product line management positions and ultimately as Senior Vice President, Microprocessors and Logic, with Advanced Micro Devices, Inc. Mr. Tate received his bachelor’s of science degree in computer science from University of Alberta and his M.B.A. from the Harvard Graduate School of Business Administration. We believe that Mr. Tate possesses specific attributes that qualify him to serve as a director, including his extensive leadership experience as both executive and board director in the global semiconductor business and his deep industry knowledge.

Darin Billerbeck has served as a member of our Board of Directors since August 2018, and as our Chairman of the Board since March 2019. Mr. Billerbeck was CEO of Lattice Semiconductor, a developer semiconductor technologies, for more than seven years, until his retirement in 2018. During his tenure with Lattice, he steadily increased shareholder value, while expanding the technology, products and the intellectual property of the company. In addition, he gained intimate knowledge of U.S. and China intellectual property laws specifically with respect to the Committee of Foreign Investment in the US (CFIUS). Prior to joining Lattice, Mr. Billerbeck served as the President and CEO of Zilog, which was acquired by IXYS Corporation in 2010. Before joining Zilog,  Mr. Billerbeck served for more than 18 years at Intel in various executive and management positions, including Vice President and General Manager of the Flash Products Group. Mr. Billerbeck has also led several key engineering functions in the memory space, including Director of Design Engineering, Director of Packaging and Director of Operations. Mr. Billerbeck received his bachelor’s of science degree in mechanical engineering from the University of California at Davis. Mr. Billerbeck brings highly relevant experience to our Board of Directors spanning microcontrollers, programmable logic and memory technologies along with that of a public semiconductor company CEO. Mr. Billerbeck’s rich experience in memory, component and intellectual property will be a key resource as we grow the mainstream adoption of our STT-MRAM products into new markets and applications.

Lawrence G. Finch has served as a member of our Board of Directors since June 2008. Mr. Finch has served as managing director at Sigma Partners, a venture capital firm, since joining the firm in 1987. Mr. Finch brings a wealth of operational experience in moving early-stage technology companies through high-growth stages of development. He has advised more than 20 companies throughout his career. We believe that Mr. Finch’s 40 years of experience in founding, managing, and financing businesses, strong relationships in the semiconductor space, and his knowledge of our company qualifies him to serve on our Board of Directors.

Ronald C. Foster has served as a member of our Board of Directors since May 2016. Since November 2014, Mr. Foster has served on the Board of Directors of Advanced Energy Industries, Inc. From April 2008 to March 2015, Mr. Foster served as Chief Financial Officer and Vice President of Finance of Micron Technology, Inc., a provider of innovative memory and storage solutions, where he served as a member of Micron’s Board of Directors from June 2004 to April 2005. Before joining Micron, Mr. Foster was the Chief Financial Officer and Senior Vice President of FormFactor, Inc., a semiconductor wafer test equipment company. Prior to joining FormFactor, Inc., Mr. Foster served as the Chief Financial Officer for JDS Uniphase, Inc. and Novell, Inc., and also served in various financial and operational roles at Applied Materials, Inc. and Hewlett-Packard Company.Mr. Foster previously served as a board member of Inotera Memories Inc. (Taiwan) , as well as multiple other private companies. Mr. Foster received his bachelor’s of arts degree in economics from Whitman College and an M.B.A. from the University of Chicago. We believe that Mr. Foster’s knowledge and experience in the semiconductor industry, financial management, accounting and finance issues enable him to make valuable contributions to our Board of Directors.

Michael B. Gustafson was appointed as a member of our Board of Directors in March 2017. In addition to Everspin, Mr. Gustafson currently serves on the Board of Directors for Druva, Matterport, Reltio Inc., Pavilion Data and PDF Solutions, Inc. Mr. Gustafson is also Executive Chairman of Druva, a provider of cloud data protection and management, and sole member of Carve Your Destiny, LLC, a consulting company. From October 2013 to February 2016, Mr. Gustafson served as Senior Vice President at Western Digital Corporation, developer, manufacturer, and provider of data storage devices and solutions.  He was General Manager of the Enterprise Flash Business and grew enterprise flash revenues into a billion dollar run rate business. From September 2012 to October 2013, Mr. Gustafson served as Chief Executive Officer and Chairman of Virident Systems, Inc., an enterprise-class data storage solutions company, which was acquired by Western Digital Corporation. From September 2011 to September 2012, Mr.

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Gustafson served as Senior Vice President and General Manager of File & Content Business at Hitachi Data Systems following its acquisition of BlueArc Corporation, which Mr. Gustafson led as Chief Executive Officer and Board Member since 2004.  Mr. Gustafson also held executive roles at McData Corporation and International Business Machines Corporation earlier in his career.  Mr. Gustafson received his bachelor’s of science degree in business administration from Washington University in St. Louis. We believe that Mr. Gustafson’s extensive experience in the technology industry as both an executive and director enable him to make valuable contributions to our Board of Directors.

Peter Hébert was appointed as a member of our Board of Directors in June 2008. Mr. Hébert is a managing member at Lux Capital, a venture capital firm, which he co-founded in 2000. In addition to Everspin,  Mr. Hébert currently serves on the Board of Directors for Avail Medsystems, Inc., Flex Logix Technologies, Inc., Halo Neuro, Inc., Matterport, Inc., and Vium, Inc. From 2003 to 2008, Mr. Hébert served as founding Chief Executive Officer of Lux Research, which he helped build into a leading emerging technology research firm. During his time at Lux Research, Mr. Hébert launched the publicly-listed Lux Nanotech Index and the PowerShares Lux Nanotech Portfolio. Mr. Hébert received his bachelor’s of science degree from Syracuse University, where he graduated cum laude from the S.I. Newhouse School of Public Communications. We believe that Mr. Hébert possesses specific attributes that qualify him to serve as a director, including his experience in founding, managing, and financing businesses and his knowledge of emerging technologies, which enable him to make valuable contributions to our Board of Directors.

Geoffrey Ribar has served as a member of our Board of Directors since December 2018. Mr. Ribar served as a senior advisor to Cadence Design Systems, Inc., a provider of technologies to enable the design of electronic products, until his retirement on March 31, 2018. Prior to this role, Mr. Ribar was chief financial officer and senior vice president of Cadence Design Systems, Inc. for seven years. During this period, Mr. Ribar was responsible for managing the company’s global finance organization, which included the investor relations and operations groups as well as the internal audit, tax, treasury and controller functions. Prior to Mr. Ribar’s tenure at Cadence, he served as the chief financial officer for Telegent Systems in Sunnyvale, California, where he led the company’s finance, legal, IT, and HR teams. He also has extensive experience in the semiconductor industry holding the CFO position at SiRF Technology, Matrix Semiconductor and NVIDIA. In addition, Mr. Ribar worked at AMD (Advanced Micro Devices) for 15 years, ending as corporate controller. Over the course of his career, Mr. Ribar has facilitated many M&A transactions, helping companies successfully scale during periods of rapid growth. Mr. Ribar received his bachelor’s of science degree in Chemistry as well as an M.B.A. from the University of Michigan. Mr. Ribar brings highly relevant experience to our Board of Directors as a high-tech financial expert. Mr. Ribar’s rich experience in all areas related to finance will be valuable to us as we continue to scale and grow the business. Mr. Ribar is a director of MACOM Technology Solutions Holdings, Inc. a public company, and previously was a director of Aquantia Corp., which was a public company prior to its acquisition in September 2019.

Stephen J. Socolof has served as a member of our Board of Directors since June 2008. Mr. Socolof is Managing Partner of New Venture Partners, a venture capital firm that he co-founded in 2001, and Managing Partner of Tech Council Ventures, an early stage venture capital firm. Previously, Mr. Socolof worked at Lucent Technologies, Inc. from 1996 to 2001 where he established Lucent’s New Ventures Group. Before joining Lucent, Mr. Socolof spent eight years with Booz, Allen & Hamilton Inc., where he was a leader of the firm’s innovation consulting practice. Mr. Socolof is currently also lead director and chair of compensation committee of Energy Focus (NASDAQ:EFOI), a director of Stratis IoT Inc., and a board observer of Vydia, Inc.. He was a director of Gainspan Corporation before its acquisition by Telit Communications, Silicon Hive, until its acquisition by Intel Corporation, SyChip, Inc. before its acquisition by Murata, and an investor and observer of Flarion Technologies, Inc., until its acquisition by Qualcomm Inc. Mr. Socolof holds a Bachelor of Arts degree in economics and a Bachelor of Science degree in mathematical sciences from Stanford University and received his M.B.A. from the Amos Tuck School at Dartmouth College, where he was a Tuck Scholar. He currently serves on the Board of Advisors of the Center for the Study of Private Equity at the Tuck School. We believe that Mr. Socolof’s financial, business, and investment expertise and his knowledge of our company enable him to make valuable contributions to our Board of Directors.

9.

Board Independence

Under the listing requirements and rules of The Nasdaq Global Market, independent directors, as affirmatively determined by our Board of Directors, must compose a majority of our Board of Directors. Under the rules of The Nasdaq Global Market, a director will only qualify as an “independent director” if, in the opinion of that company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors consults with the company’s counsel to ensure that our Board of Directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of The Nasdaq Global Market, as in effect from time to time.

In addition, the rules of The Nasdaq Global Market require that each member of a listed company’s audit, compensation and nominating and corporate governance committee be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A‑3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. To be considered independent for purposes of Rule 10A‑3, a member of an audit committee of a listed company may not, other than in his capacity as a member of our audit committee, our Board of Directors, or any other Board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our Board of Directors has undertaken a review of its composition, the composition of its committees, and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment, and affiliations, including family relationships, our Board of Directors has determined that all members of our Board of Directors except Mr. Conley do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the Securities and Exchange Commission, or SEC, and the listing requirements and rules of The Nasdaq Global Market. In making this determination, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. Our Board of Directors also determined that each member of our audit committee satisfies the independence standards for the audit committee established by applicable SEC rules, the listing standards of The Nasdaq Global Market and Rule 10A-3 of the Exchange Act. Our Board of Directors also determined that each member of the nominating and corporate governance committee is independent within the meaning of the applicable Nasdaq listing standards, is a non-employee director and is free from any relationship that would interfere with the exercise of his independent judgment.

Required Vote and Board Recommendation

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote for the election of directors. Accordingly, the nine nominees receiving the highest number of “For” votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS

RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

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CORPORATE GOVERNANCE

We have a set of basic beliefs to guide our actions, including the belief that business should be conducted with the highest standards of ethical behavior. This belief governs our interaction with our customers, suppliers, employees and investors. We are committed to continuously improve our governance process to meet and exceed all regulatory requirements.

Board Composition

The primary responsibilities of our Board of Directors are to provide oversight, strategic guidance, counseling and direction to our management. Our Board of Directors meets on a regular basis and additionally as required. Our Board of Directors currently consists of nine directors. The members of our Board of Directors were elected in compliance with the provisions of our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation permits our Board of Directors to establish by resolution the authorized number of directors. Each director serves until the expiration of the term for which such director was elected or appointed, or until such director’s earlier death, resignation or removal. At each annual meeting of stockholders, directors will be elected to serve from the time of election and qualification until the next annual meeting following election. Our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the Board of Directors.

Board Leadership Structure

Mr. Billerbeck, an independent director, has been our Chairman of the Board since March 2019.  Prior to Mr. Billerbeck’s appointment as Chairman of the Board, we did not have a chairman of the board, as our Board of Directors had determined that it was sufficient to have a lead independent director and, effective December 16, 2016, the Board of Directors appointed Mr. Tate as its Lead Independent Director. As Lead Independent Director, Mr. Tate presided at all Board meetings, including executive sessions of the Board’s independent directors; consulted with our Chief Executive Officer in setting the agenda for Board meetings and on matters relating to corporate governance and Board performance, and performed such other duties as the Board delegated to him from time to time.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In exercising its overall responsibility to oversee the management of our business, the Board considers risks when reviewing our strategic plan, financial results, merger and acquisition related activities, legal and regulatory matters and our public filings with the SEC.

The Board’s oversight of risk management includes full and open communications with management to review the adequacy and functionality of our risk management processes. In addition, the Board uses its committees to assist in its risk oversight responsibility as follows:

•

The Audit Committee assists the Board in its oversight of the integrity of our financial reporting, compliance with applicable legal and regulatory requirements and oversees our internal controls and compliance activities. The Audit Committee discusses our major financial risk exposures and certain contingent liabilities and the steps we have undertaken to monitor and control such exposures. It also meets privately with representatives from the independent registered public accounting firm; and

•	The Compensation Committee assists the Board in its oversight of risk relating to our assessment of our compensation policies and practices.

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Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at www.everspin.com. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements. The inclusion of our website address in this proxy statement does not incorporate by reference the information on or accessible through our website into this proxy statement.

Corporate Governance Guidelines

The Board of Directors documented the governance practices followed by the company by adopting the Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the company’s business operations as needed and to make decisions that are independent of the company’s management. The guidelines are also intended to align the interests of directors and management with those of the company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to Board composition and selection, Board meetings and involvement of senior management, Chief Executive Officer’s performance evaluation and succession planning, and Board and committees compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at www.everspin.com.

BOARD COMMITTEES AND MEETINGS

Our Board of Directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our Board of Directors may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors.

During the fiscal year ended December 31, 2019, our Board of Directors held seven meetings. Our audit committee met eight times, our compensation committee met nine times, and the nominating and corporate governance committee met five times during 2019. Each of our directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and all committees of the Board on which such member served.

Audit Committee

Our audit committee consists of Ronald C. Foster, Michael B. Gustafson, Peter Hébert and Geoffrey Ribar. The Chair of our audit committee is Mr. Foster, who our Board of Directors has determined is an “audit committee financial expert” as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the listing standards of The Nasdaq Global Market. Our Board of Directors has also determined that each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the Board of Directors has examined each audit committee member’s scope of experience and the nature of their experience in the corporate finance sector. Our Board of Directors has adopted a written audit committee charter that is available to stockholders on our website at www.everspin.com.

The primary purpose of the audit committee is to discharge the responsibilities of our Board of Directors with respect to our accounting, financial and other reporting and internal control practices and to oversee our independent registered public accounting firm. Specific responsibilities of our audit committee include:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•	helping to ensure the independence and performance of the independent registered public accounting firm;

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•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviewing our financial statements and critical accounting policies and estimates;
•	reviewing the adequacy and effectiveness of our internal controls;
•	reviewing our policies on risk assessment and risk management;
•	reviewing related-party transactions;
•

obtaining and reviewing a report by the independent registered public accounting firm, at least annually, that describes our internal quality-control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.

Report of the Audit Committee of the Board of Directors

On behalf of the Board of Directors, the Audit Committee oversees Everspin’s financial reporting process for which management has responsibility. Ernst & Young LLP, our independent registered public accounting firm, was responsible for performing an independent audit of our consolidated financial statements and for expressing an opinion as to the conformity of the consolidated financial statements with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019, with management of our company. The Audit Committee has discussed with Ernst & Young LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP as required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Mr. Ronald C. Foster (Chair)

Michael B. Gustafson

Peter Hébert

Geoffrey Ribar

Compensation Committee

Our compensation committee consists of Michael B. Gustafson, Darin Billerbeck, Geoffrey Ribar and Stephen J. Socolof. The Chair of our compensation committee is Mr. Gustafson. All members of our compensation committee are independent, as independence is currently defined in Nasdaq listing standards. Our Board of Directors has adopted a written compensation committee charter that is available to stockholders on our website at www.everspin.com.

The primary purpose of our compensation committee is to discharge the responsibilities of our Board of Directors to oversee our compensation policies, plans and programs and to review and determine the compensation to be paid to our

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executive officers, directors and other senior management, as appropriate. Specific responsibilities of our compensation committee include:

•	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;
•	reviewing and recommending to our board of directors the compensation of our directors;
•	reviewing and approving, or recommending that our board of directors approve, the terms of compensatory arrangements with our executive officers;
•	administering our stock and equity incentive plans;
•	selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committees compensation advisers;
•

reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management, as appropriate; and

•	reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.

Compensation Committee Processes and Procedures

Typically, the compensation committee meets at least two times annually and with greater frequency if necessary. The compensation committee met nine times during 2019. The agenda for each meeting is usually developed by the Chair of the compensation committee. The compensation committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, to provide financial or other background information or advice or to otherwise participate in compensation committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the compensation committee regarding his compensation or individual performance objectives. The charter of the compensation committee grants the compensation committee full access to all our books, records, facilities and personnel. Under the charter, the compensation committee may form, and delegate authority to, subcommittees as appropriate.

In addition, under the charter, the compensation committee has the authority to obtain, at the expense of Everspin, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. The compensation committee takes into consideration factors prescribed by the SEC and Nasdaq that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent. The compensation committee has direct responsibility for the oversight of the work of such consultants or advisers.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Darin Billerbeck, Lawrence G. Finch, Peter Hébert and Geoffrey R. Tate. The Chair of our nominating and corporate governance committee is Mr. Billerbeck. Our Board of Directors has adopted a written nominating and corporate governance committee charter that is available to stockholders on our website at www.everspin.com. Specific responsibilities of our nominating and corporate governance committee include:

•	identifying, reviewing and evaluating nominees for election to our Board of Directors;

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•	evaluating the performance of our management and our Board of Directors, including Board committees;
•	considering and making recommendations to our Board of Directors regarding the chairmanship and membership of the committees of the Board of Directors;
•	considering instituting a plan or program for the continuing education of directors.
•	developing a set of corporate governance principles and periodically reviewing and assessing these corporate governance principles;
•	overseeing and reviewing the processes and procedures used by Everspin to provide information to the Board and its committees;
•	reviewing management succession plans; and
•	reviewing, discussing and assessing its own performance at least annually, and periodically reviewing and assessing the adequacy of its charter.

The nominating and corporate governance committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having strong personal integrity and ethics. The nominating and corporate governance committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the company’s stockholders. However, the nominating and corporate governance committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the company and the long-term interests of stockholders. In conducting this assessment, the nominating and corporate governance committee typically considers diversity, skills and such other factors as it deems appropriate, given the current needs of the Board and the company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the nominating and corporate governance committee reviews these directors’ overall service to the company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The committee also takes into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the nominating and corporate governance committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The nominating and corporate governance committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The nominating and corporate governance committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

Nomination Process

Our nominating and corporate governance committee is responsible for identifying, recruiting, evaluating and recommending to our Board of Directors nominees for membership on the Board of Directors and committees of our Board of Directors. The goal of this process is to maintain and further develop a highly qualified Board of Directors consisting of members with experience and expertise in areas of importance to our company. Candidates may come to our attention through current members of our Board of Directors, professional search firms, stockholders or other persons.

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The nominating and corporate governance committee recommends to the Board of Directors for selection all nominees to be proposed by the Board of Directors for election by the stockholders, including approval or recommendation of a slate of director nominees to be proposed by our Board of Directors for election at each annual or special meeting of stockholders, and recommends all director nominees to be appointed by our Board of Directors to fill director vacancies. Our Board of Directors is responsible for nominating members for election to the Board of Directors and for filling vacancies on the Board of Directors that may occur between annual meetings of stockholders.

Evaluation of Director Candidates

In its evaluation of director candidates, the nominating and corporate governance committee will consider a candidate’s skills, characteristics and experience taking into account a variety of factors, including the candidate’s:

•	understanding of our business, industry and technology;
•	history with our company;
•	personal and professional integrity;
•	general understanding of marketing, finance and other disciplines relevant to the success of a publicly traded company;
•	ability and willingness to devote the time and effort necessary to be an effective director;
•	commitment to acting in the best interest of our company and its stockholders; and
•	educational and professional background.

The nominating and corporate governance committee will also consider the current size and composition of the Board of Directors, the needs of the Board of Directors, its committees, and the potential independence of director candidates under relevant Nasdaq and SEC rules.

Although the Board of Directors does not maintain a specific policy with respect to board diversity, the nominating and corporate governance committee considers each candidate in the context of the membership of the Board as a whole, with the objective of including an appropriate mix of viewpoints and experience among members of the Board reflecting differences in professional background, education, skill and other individual qualities and attributes. In making determinations regarding nominations of directors, the nominating and corporate governance committee may take into account the benefits of diverse viewpoints to the extent it deems appropriate.

Stockholder Recommendations for Nomination to the Board of Directors

The nominating and corporate governance committee will consider properly-submitted stockholder recommendations for candidates for our Board. The nominating and corporate governance committee does not intend to alter the manner in which it evaluates candidates, including with respect to the criteria described above, based on whether or not the candidate was recommended by a stockholder.

Any stockholder recommendations proposed for consideration by the nominating and corporate governance committee should be in writing and delivered to Everspin Technologies, Inc., Attn: Investor Relations, 5670 W. Chandler Blvd., Suite 100, Chandler, Arizona 85226. Submissions must include the following information:

•	full name and address of the proposed nominee;
•	the number and class of our shares beneficially owned, directly or indirectly, by the proposed nominee;

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•	all information regarding the proposed nominee required to be disclosed in a proxy statement pursuant to Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder;
•	the consent of the nominee to be named in the proxy statement and consent to serve as a director if elected; and
•

a description of all material relationships, including (i) compensation and other material monetary agreements, arrangements and understandings during the past three years, between the proposed nominee and the stockholder making the proposal and (ii) any relationship between the proposing stockholder and the proposed nominee that would be required to be disclosed under the SEC’s related party transactions disclosure rules if the proposing stockholder were a “registrant” under those rules.

In addition, any stockholder wishing to recommend a nominee to our Board of Directors will be required to complete a questionnaire regarding the proposed nominee, providing information regarding any arrangement or agreement with respect to such nominee’s voting while a member of our Board of Directors and information regarding equity ownership of the company (including derivative ownership) by the proposing stockholder and the proposed nominee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, our compensation committee consists of Mr. Gustafson, Mr. Billerbeck,  Mr. Ribar and Mr. Socolof. None of the members of our compensation committee has at any time during the past three years been one of our officers or employees. None of our executive officers currently serves or in the prior three years has served as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders wishing to communicate with our Board of Directors may send a written communication addressed to the Secretary at our principal executive offices. The Secretary will promptly forward the communication to the Board or member to whom it is addressed, as appropriate, unless it is unduly hostile, threatening, illegal or similarly unsuitable. Historically, we have not provided a formal process related to stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The company believes its responsiveness to stockholder communications to the Board has been excellent.

COMPENSATION OF NON-EMPLOYEE BOARD MEMBERS

Effective May 2019, all of our non-employee directors receive an annual retainer of $24,000 and the Chairman of the Board and the Audit Committee Chairman receive an additional annual retainer of $7,500. Prior to May 2019, all of our non-employee directors received an annual retainer of $48,000 and the Chairperson of the Audit Committee received an additional annual retainer of $15,000.

Other than the annual retainers and chairperson of the audit committee fee, non-employee directors did not receive any cash fees in connection with their service on our Board in 2019. Each non-employee director may receive additional annual stock option grants or restricted stock unit grants as approved by the Compensation Committee at each annual stockholders’ meeting. The annual stock options have an exercise price equal to the fair market value of our common stock on the date of grant and will vest monthly over one year from the date of grant. The restricted stock units vest in full one year after the date of grant.  The Board granted annual equity awards in May 2019 to our non-employee directors follows:  a stock option to acquire 12,000 shares of our common stock; and a restricted stock unit to acquire 6,000 shares of our common stock (7,000 shares of our common stock in the case of Mr. Billerbeck and Mr. Foster).  Mr. Billerbeck and Mr. Foster received an extra 1,000 shares subject to the restricted stock units due to their roles as Chairs of the Board and Audit Committee.

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New non-employee directors will receive an initial stock option grant of 30,000 shares. The initial grant will have an exercise price equal to the fair market value of our common stock on the date of grant and will vest monthly over three years provided the non-employee director continues to serve, and will fully vest and become exercisable immediately prior to the effective time of the change in control.

We have a policy of reimbursing our directors for their reasonable out-of-pocket expenses in connection with attending Board of Directors and committee meetings.

Non-Employee Director Compensation

The following table sets forth information concerning the compensation earned by our non-employee directors during the fiscal year ended December 31, 2019:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Options Awards (1)	Total
Darin Billerbeck	$35,625	$50,400	$51,895	$137,920
Lawrence G. Finch	30,000	43,200	51,895	125,095
Ronald C. Foster	39,375	50,400	51,895	141,670
Michael B. Gustafson	30,000	43,200	51,895	125,095
Peter Hébert	30,000	43,200	51,895	125,095
Geoffrey Ribar	30,000	43,200	51,895	125,095
Stephen J. Socolof	30,000	43,200	51,895	125,095
Geoffrey R. Tate	30,000	43,200	51,895	125,095

(1)

The amounts in this column reflect the aggregate grant date fair value of each stock award or option award granted during the fiscal year 2019 computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 8 to our financial statements included in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2019.

As of December 31, 2019, each of the above non-employee directors held options to purchase, and restricted stock units to acquire, shares of our common stock as follows:

Name	Option Awards	Restricted Stock Unit Awards
Darin Billerbeck	42,000	7,000
Lawrence G. Finch	24,000	6,000
Ronald C. Foster	40,250	7,000
Michael B. Gustafson	40,250	6,000
Peter Hébert	24,000	6,000
Geoffrey Ribar	42,000	6,000
Stephen J. Socolof	24,000	6,000
Geoffrey R. Tate	47,287	6,000

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PROPOSAL 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, and has further directed us to submit the selection of this firm for ratification by the stockholders at the annual meeting. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

Required Vote and Audit Committee and Board Recommendation

Approval of Proposal 2 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Broker non-votes will have no effect on the outcome of the vote.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS AND THE BOARD OF DIRECTORS

RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following tables set forth the aggregate fees for professional services rendered by our principal accountants, Ernst & Young LLP (in thousands):

	Fiscal Years Ended December 31,
Fees	2019	2018
Audit (1)	$880	$705
Audit-Related	—	—
Tax (2)	48	34
All Other	—	—

	$928	$739

(1)

The Audit fees consist of professional services in connection with the audit of our annual financial statements, including review of our quarterly financial statements presented in our Quarterly Reports on Form 10‑Q and review of audited financial statements presented in our Annual Report on Form 10‑K, irrespective of the period in which the related services were rendered or billed. This category also includes technical advice on various accounting matters related to the financial statements and services rendered in connection with our securities offerings.

(2)	The Tax fees consist of professional services in connection with the preparation of our tax returns.

All fees described above were approved by the audit committee.

19.

Pre-Approval Policies and Procedures

Our audit committee has adopted a policy and procedures for the pre-approval of all audit and non-audit services to be rendered by our independent registered public accounting firm, Ernst & Young LLP. The audit committee was established in April 2016 and pre-approved all services in connection with our IPO and thereafter. Under the policy, the audit committee generally pre-approves specified services in defined categories up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of our independent registered public accounting firm or on a case-by-case basis for specific tasks before an engagement.

The audit committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

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PROPOSAL 3

AMENDMENT TO CERTIFICATE OF INCORPORATION TO PROVIDE A FEDERAL FORUM SELECTION PROVISION

Currently, our Certificate of Incorporation does not include a federal forum selection provision.  In response to a recent decision in the Delaware Supreme Court validating federal forum selection provisions, the Board of Directors reviewed the provision from a legal and policy perspective.  Our Board of Directors believes that the current charter complies with Delaware law.  Nonetheless, in light of this Delaware Supreme Court decision, our Board of Directors has determined that it is in the best interests of Everspin and its investors to seek to include a federal forum selection provision in our Certificate of Incorporation.

We are seeking stockholder approval to amend our Certificate of Incorporation to add a new Article VIII to provide that, unless we consent in writing to the selection of an alternative forum, the federal courts of the United States shall be the exclusive forum for the resolution of any claim arising under the Securities Act of 1933, as amended. In other words, we are seeking to include a federal forum selection provision.

Effect of the Amendment

Having the federal forum selection provision allows for (i) the consolidation of multi-jurisdiction litigation, (ii) avoidance of state court forum shopping and (iii) provides efficiencies in managing the procedural aspects of securities litigation. Given these considerations, the Board has determined that it is in the best interests of Everspin and its stockholders that the Certificate of Incorporation be amended to include this federal forum selection provision.

Language of Proposed Amendment

If approved, the amendment would enable us to amend our Certificate of Incorporation by adding a new Article VIII to read as follows:

“VIII

Unless the Company consents in writing to the selection of an alternative forum, the federal courts of the United States shall be the exclusive forum for the resolution of any claim arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to this Article VIII.”

Required Vote and Board of Directors Recommendation

The affirmative vote of at least majority of the issued and outstanding shares of our common stock is required to approve the amendment to the Certificate of Incorporation as described above.

If our stockholders approve the proposed amendment to the Certificate of Incorporation, it will become effective upon filing with the Secretary of State of the State of Delaware of a certificate setting forth the amendment, which we anticipate doing as soon as practicable following stockholder approval.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

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MANAGEMENT

The following table shows information for our current executive officers as of the date of this proxy statement.

Name	Age*	Position(s)
Kevin Conley	53	President, Chief Executive Officer and Director
Matthew Tenorio	57	Interim Chief Financial Officer
Sanjeev Aggarwal, Ph.D.	52	Vice President, Technology R&D
Troy Winslow	52	Vice President, Sales and Marketing

*    As of April 5, 2020.

Executive Officers

For the biography of Kevin Conley, see Proposal 1 — Election of Directors, above.

Sanjeev Aggarwal, Ph.D. has served as our Vice President, Technology R&D since October 2017, where he directs projects from technology definition to qualification, driving cross functional alignment across various departments, as well as manages joint development agreements for technology transfer and production. He served as our Vice President, Manufacturing and Process Development from March 2010 to September 2017, where he supervised research and development efforts for integration of spin torque MRAM onto CMOS and managed our production for Field Switched MRAM on 200mm and ST-MRAM on 300mm wafers. From June 2008 to February 2010, Dr. Aggarwal served as our Director, Manufacturing and Process Technology. From September 2006 to May 2008, Dr. Aggarwal was senior member of the technical staff at Freescale Semiconductor, Inc. and led the integration efforts for Field Switched MRAM development. From July 2000 to August 2006, Dr. Aggarwal was member Group Technical Staff at Texas Instruments. Dr. Aggarwal received his bachelor’s degree in ceramic engineering from Indian Institute of Technology (BHU) Varanasi, and doctorate in materials science and engineering from Cornell University.

Troy Winslow has served as our Vice President, Sales and Marketing since December 2019, and as our Vice President, Global Sales from March 2019 to December 2019. Prior to joining Everspin, he was Vice President of Sales at Microsemi Corporation, responsible for sales of timing, storage and networking components and systems including RAID adapters, where he joined when Microsemi acquired PMC-Sierra in 2016. Mr. Winslow served as Senior Director of Product and Channel Marketing at PMC-Sierra from September 2014 to January 2016, where he was responsible for their component and system marketing as well as channel marketing worldwide.  Prior to joining PMC-Sierra, Winslow served more than 16 years at Intel Corporation in various sales and marketing management positions, predominantly in multiple flash memory component and solid-state drive (SSD) businesses. Mr. Winslow holds a B.S. degree in Managerial Economics from the University of California Davis and an MBA from the Haas School of Business at the University of California Berkeley.

Matthew Tenorio, age 57, has served as our Interim Chief Financial Officer since January 2020, our Corporate Controller from November 2019 to January 2020 and as our Operations Controller from July 2019 to November 2019.  From March 2000 to June 2019, Mr. Tenorio served in various finance management and controller positions at Intel Corporation, predominantly in the Technology and Manufacturing Group, where he was responsible for financial planning, cost and inventory functions.  Prior to Intel, Mr. Tenorio served in finance and engineering positions at Ford Motor Company and as a commissioned officer in the United States Navy.  Mr. Tenorio received his Master of Business Administration from the University of Detroit Mercy and his Bachelor of Science in Electrical Engineering from the University of Notre Dame.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides certain information concerning the compensation earned by each of the following individuals (the “Named Executive Officers”): each person who served as our principal executive officer during 2019; and our two other most highly compensated executive officers who were serving as executive officers as of December 31, 2019:

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Stock Options (1)	Non-Equity Incentive Plan Compensation		All Other Compensation	Total
Kevin Conley (4)	2019	$400,000	$1,000	$95,250	$232,068	$180,000	(4)	$700	$909,018
President and Chief Executive Officer	2018	$400,000	$—	$—	$599,926	$189,800		$700	$1,190,426
Jeffrey Winzeler(2)	2019	$287,373	$—	$31,750	$77,356	$87,610	(4)	$700	$484,789
Former Chief Financial Officer	2018	$269,200	—	$91,200	$189,648	$78,957		$1,219	$30,224
Troy Winslow (3,4)	2019	$192,308	$30,000	$99,625	$248,025	$41,351	(4)	$526	$611,854
Vice President, Sales and Marketing

(1)

The amount represents the aggregate grant date fair value of a restricted stock unit award or option award, as applicable, computed in accordance with FASB ASC Topic 718 and, for 2018 with respect to Mr. Conley’s stock option award, consists solely of the value of a modification of stock options awards previously granted computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amount are described in Note 8 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(2)	Mr. Winzeler served as our Chief Executive Officer until January 31, 2020.
(3)	Mr. Winslow not a Named Executive Officer in 2018 and, accordingly, the compensation for 2018 has been omitted.
(4)	Although this amount was earned as non-equity incentive plan compensation, it was paid, at the discretion of the Compensation Committee, in the form of a fully vested restricted stock unit.

2019 and 2018 Executive Officer Compensation

In reviewing this section, please note that we are an emerging growth company and under the JOBS Act are not required to provide a “Compensation Discussion and Analysis” of the type required by Item 402 of Regulation S-K. The disclosure in this section is intended to supplement the SEC-required disclosure and it is not a Compensation Discussion and Analysis.

Objectives and Philosophy of Our Executive Compensation Program

We recognize that our ability to excel as a company depends on the integrity, knowledge, imagination, skill, diversity and teamwork of our Named Executive Officers and employees. To this end, we strive to create an environment of mutual respect, encouragement and teamwork that rewards commitment and performance and that is responsive to the needs of our Named Executive Officers and employees.

Compensation Committee Processes and Role in Determining Executive Compensation

The compensation committee of our Board of Directors is tasked with, among other things, setting compensation for our executive officers, including the Named Executive Officers identified above, evaluating and recommending compensation plans and programs to our Board of Directors and awards under those plans, and administering our incentive and equity-based compensation plans. Various members of management and other employees as well as outside advisors or consultants are invited from time to time by the compensation committee to make presentations, to provide financial or other background information or advice or to otherwise participate in meetings. Members of our executive management team advise and inform the compensation committee regarding potential company-wide and

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individual performance objectives with respect to incentive compensation plans, and provide evaluations of the achievements of employees under their respective supervision.

Components of Our Executive Compensation Program

The individual components of our executive compensation program consist primarily of: (a) base salary, (b) annual, performance-based bonuses, (c) long-term equity incentives and (d) retirement savings opportunities and various other employee benefits. In addition, we provide protection for post-termination benefits in certain instances. We determine the appropriate level for each compensation component based in part, but not exclusively, on our understanding of the market in which we compete for talent, the unique skills and experience of our Named Executive Officers, the length of service of our Named Executive Officers, our overall performance and other considerations we deem relevant. We expect our compensation committee to make compensation decisions that are consistent with our recruiting and retention goals. We review each compensation component for internal equity and consistency between Named Executive Officers with similar levels of responsibility.

Each of the individual components of our Named Executive Officers’ compensation is discussed in more detail below. We do not currently have any specific policies for allocating compensation between short- and long-term compensation or cash and non-cash compensation, although our strategy is to tie a greater percentage of total compensation to stockholder returns through the use of equity incentives. While we have identified particular compensation objectives that each component of our Named Executive Officers’ compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the compensation objectives described above.

Base Salary

Base salaries for our Named Executive Officers are determined by members of our compensation committee and other members of our Board based on their experience and review of industry surveys. Salaries are reviewed by our compensation committee on a periodic basis and may be adjusted from time-to-time. The 2019 annual base salaries for our named executive officers were established at $400,000 for Mr. Conley, $292,032 for Mr. Winzeler (increased from $270,400 effective March 1, 2019), and $250,000 for Mr. Winslow. The 2018 annual base salaries for Mr. Conley and Mr. Winzeler were established at $400,000 for Mr. Conley and $270,400 for Mr. Winzeler (increased from $260,000 effective March 1, 2018).

Annual Performance-Based Bonuses

Annual performance-based bonuses for our Named Executive Officers are designed to align their interests with the interests of our stockholders. At the beginning of each year, the Board in consultation with the Chief Executive Officer (other than with respect to the Chief Executive Officer) establishes corporate objectives that it believes are the most significant goals for the company in the upcoming year that are critical to the success of the company in the short and long-term. The company does not disclose the specific goals as they contain competitively sensitive information.  The amount payable to each named executive officer was based on the attainment of pre-established corporate performance goals, which is subject to the discretion of the compensation committee, and the full Board in the case of our Chief Executive Officer. The performance awards actually paid are set forth in the Summary Compensation Table above under “Non-Equity Incentive Plan Compensation.”

For 2019, the compensation committee approved the Everspin Technologies, Inc. 2019 Executive Bonus Goals against which executive officers’ target bonuses would be assessed for determining executive officers’ actual bonuses for 2019 performance. The bonus goals comprised seven different categories, three of which are financial goals and four of which are technology development goals. Actual 2019 bonus for each executive officer were determined based upon percentage achievement of the established bonus goals multiplied by the executive officer’s target bonus. Mr. Conley’s target bonus was 65% of base annual salary, Mr. Winzeler’s target bonus was 40% of base annual salary, and Mr. Winslow’s target bonus was 35% of base annual salary.

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For 2018, Mr. Conley and Mr. Winzeler were eligible to receive performance awards based on a target opportunity expressed as a percent of base salary (65% of base salary for Mr. Conley and 40% of base salary for Mr. Winzeler).  The amount payable to each named executive officer was based on the attainment of pre-established corporate performance goals.

Long-Term Equity Incentives

We believe that the achievement of our business and financial objectives should be reflected in the value of our equity, thereby increasing stockholder value. To that end, our Named Executive Officers will be incentivized to achieve these objectives when a larger percentage of their total compensation is tied to the value of our shares. We believe that granting our Named Executive Officers stock options provides a meaningful incentive to achieve increases in the value of our stock price over time, as they will be able to profit from stock options only if our stock price increases relative to the stock option’s exercise price. In addition, we believe that granting restricted stock units (RSUs) subject to vesting conditions provides a meaningful incentive to achieve increases in the value of our stock price over time, as they will be able to profit from the increase in the value of the shares underlying the RSU and because, as vesting is based on continued employment, our RSUs also encourage the retention of our Named Executive Officers through the vesting period of the RSUs. In determining the size and vehicle (options vs. RSUs vs. other award type) of the long-term equity incentives to be awarded to our Named Executive Officers, the compensation committee takes into account a number of factors, such as job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to the company and the size of prior equity grants.

During 2018, the compensation committee did not make any equity award grants to Mr. Conley, but did reprice certain of the stock options held by these executive officers, the value of which repricing is set forth in the Summary Compensation Table above under “Stock Options.”  During 2018, the compensation committee granted to Mr. Winzeler a restricted stock award to acquire 10,000 shares, and a stock option to purchase 40,000 shares with an exercise price equal to the fair market value of a share of our common stock on the date of grant, with a vesting schedule of 36 monthly instalments after a 25% cliff vesting on 1st anniversary.

Outstanding Equity Awards

The following table provides information regarding outstanding equity awards held by the Named Executive Officers as of December 31, 2018:

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options			Option Exercise		Option Expiration	Number of Shares or Units That Have Not Yet	Market Value of Shares or Units That Have Not Yet
Name	Exercisable	Unexercisable		Price($)		Date	Vested	Vested($)(1)
Kevin Conley	16,250	—		7.88		3/23/2027	—	—
	225,000	175,000	(2)	7.64	(3)	8/31/2027	—	—
	0	60,000	(4)	6.35		2/10/2029	15,000	78,900
Jeffrey Winzeler	42,307	—		4.42		4/20/2025
	22,287	2,026	(5)	6.63	(6)	7/11/2026	—	—
	17,500	22,500	(7)	9.12		3/12/2028	—	—
	0	20,000	(4)	6.35		2/10/2029	12,500	65,750
Troy Winslow	0	50,000	(8)	7.97		3/17/2029	12,500	65,750

(1)

For the purpose of determining market value, we assumed a stock price of $5.26, the closing sale price per share of our common stock on December 31, 2019, the last business day of our last fiscal year.

(2)	The shares vest in 48 equal increments on a monthly basis through September 1, 2021.
(3)	The shares subject to this option were originally issued with an exercise price of $16.25 and were repriced on February 22, 2018.
(4)	25% of the shares vested on February 11, 2020, and the remainder vest in equal increments on a monthly basis thereafter through February 11, 2023.

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(5)	25% of the shares vested on April 26, 2017, and the remainder vest in equal increments on a monthly basis thereafter through April 26, 2020
(6)	The shares subject to this option were originally issued with an exercise price of $15.86 and were repriced on December 16, 2016.
(7)	25% will vested on March 13, 2019, and the remainder vest in equal increments on a monthly basis thereafter through March 13, 2022.
(8)	25% of the shares vested on March 18, 2020, and the remainder vest in equal increments on a monthly basis thereafter through March 18, 2023.

Employee Benefits

We provide standard employee benefits to our full- and part-time employees, including our Named Executive Officers, in the United States (in the case of part-time, those that work 30 or more hours per week), including health, disability and life insurance and a 401(k) plan as a means of attracting and retaining our executives and employees.

Pension Benefits

We do not maintain any defined benefit pension plans.

Non-qualified Deferred Compensation

We do not maintain any non-qualified deferred compensation plans.

Executive Employment/Severance Agreements

We extended Executive Employment Agreements to each of our Named Executive Officers in connection with their employment. The letters generally provide for at-will employment and set forth the named executive officer’s initial base salary, initial equity grant amount and eligibility for employee benefits. In addition, each of our Named Executive Officers has executed a form of our standard confidential information and invention assignment agreement.

Kevin Conley

Mr. Conley became our President and Chief Executive Officer effective September 1, 2017. In connection with Mr. Conley’s appointment as President and Chief Executive Officer, we entered into an Executive Employment Agreement with Mr. Conley pursuant to Mr. Conley receives a base salary of $400,000 per year and be eligible for an annual target bonus equal to 65% of his annual base salary, with a guaranteed minimum of $260,000 for 2017, pro rated for the period of employment in 2017. His eligibility for such annual bonus and the amount of such annual bonus in 2018 and thereafter will be determined by the Board in its sole discretion based upon Everspin’s and Mr. Conley’s achievement of objectives and milestones to be determined on an annual basis by the Board in consultation with Mr. Conley. Mr. Conley received a one-time sign on bonus of $50,000, which he was required to pay back if he resigned without good reason within twelve months of his employment start date. Mr. Conley also received options to purchase 400,000 shares of Everspin’s common stock and restricted stock units for 10,000 shares of Everspin’s common stock.

Mr. Conley’s Executive Employment Agreement provides for certain severance benefits if his employment is terminated without cause or if he resigns for good reason. Under this agreement if Mr. Conley’s employment is terminated without cause or he resigns for good reason, and Mr. Conley signs a liability release in favor of Everspin and allows it to become effective, Mr. Conley will be entitled to: (i) continuation payments over a twelve month severance period of his twelve month base salary; (ii) payment by Everspin of COBRA premiums to continue health insurance coverage for himself and his eligible dependents for up to twelve months; and (iii) twelve months of accelerated vesting of Mr. Conley’s equity awards. In addition, if Mr. Conley’s employment is terminated without cause or he resigns for good reason within eighteen months of certain change-in-control events, the vesting of Mr. Conley’s equity awards will be fully accelerated.

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Jeffrey Winzeler

In April 2016, we entered into an Executive Employment Agreement with Mr. Winzeler as our Chief Financial Officer pursuant to which Mr. Winzeler received a base salary of $200,000 per year, to be increased to $230,000 upon the initial public offering of our common stock, and was eligible for an annual target bonus equal to 35% of his annual base salary. His eligibility for such annual bonus and the amount of such annual bonus in 2017 and thereafter will be determined by the Board in its sole discretion based upon Everspin’s and Mr. Winzeler’s achievement of objectives and milestones to be determined on an annual basis by the Board.

Mr. Winzeler ceased to be an officer and employee effective January 31, 2020. In connection with this termination, we and Mr. Winzeler entered into a separation agreement pursuant to which Mr. Winzeler is entitled to: continue to receive his base salary for six months following the date of termination of employment; receive his bonus for 2019 once determined; paid COBRA premiums through July 31, 2020; and six months accelerated vesting of his equity awards and six months post separation to exercise his equity awards. .

Troy Winslow

Mr. Winslow became our Vice President, Global Sales effective in March 2019. In connection with Mr. Winslow’s appointment as our Vice President, Global Sales, we entered into an Executive Employment Agreement with Mr. Winslow pursuant to Mr. Winslow’s base salary was $250,000 for 2019 and he was eligible for an annual target bonus for 2019 equal to 35% of his annual base salary, pro-rated for the period of employment in 2019. His annual base salary may be adjusted annually, and his eligibility for annual bonuses and the amount of annual bonuses in 2020 and thereafter will be determined by the Board in its sole discretion. Mr. Winslow also received a one-time sign on bonus of $30,000, which he must pay back if he resigns without good reason within twelve months of his employment start date. Mr. Winslow also received options to purchase 50,000 shares of our common stock with an exercise price equal to the closing price of our common stock on the date of grant, and a restricted stock unit to acquire 12,500 shares of our common stock, in each case vesting over four years.

Executive Change in Control Plan

On March 10, 2020, the compensation committee approved an Executive Severance and Change in Control Plan (the “CIC Plan”). Pursuant to the CIC Plan, in the event the employment of our Chief Executive Officer (the “CEO”) or Vice President of Technology R&D (the “VP of Technology R&D”) is terminated by us or any acquirer or successor without Cause or for Good Cause (as such terms are defined therein) during the period commencing three months prior to a Change in Control and ending 12 months—or in the case of the CEO, 18 months—following a Change in Control (the “Change in Control Period”), then, subject to his execution and non-revocation of a general release of claims in favor of us within 45 days following the date of such termination, we will be obligated to provide the following payments and benefits to each of the CEO and VP of Technology R&D:

1.a lump sum cash payment equal to 12 months of the executive officer’s then-current base salary

2.a payment of the executive officer’s target incentive bonus payouts in the amounts equal to 100% of the executive officer’s incentive bonus target;

3.payment of an amount equal to the monthly employer contribution we would have made to provide the executive officer with health insurance if he had remained employed by we until 12 months following the date of termination; and

4.accelerate the vesting of the shares subject to any Equity Awards (as defined in the CIC Plan) held by the executive officer on the date of termination such that the then unvested Equity Awards shall vest and become exercisable if the executive officer had completed an additional 12 months of employment following the termination date.

In addition, pursuant to the CIC Plan, in the event the employment of any of our other Vice Presidents is terminated by us or any acquirer or successor without Cause or for Good Reason within during the Change in Control Period, then, subject to his or her execution and non-revocation of a general release of claims in favor of us within 45 days following

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the date of such termination, we will be obligated to provide the following payments and benefits to each of the other Vice Presidents:

1.a lump sum cash payment equal to 6 months of the Vice President’s then-current base salary;

2.a payment of the Vice President’s target incentive bonus payouts in the amounts equal to 100% of the Vice President’s incentive bonus target for the year in which the closing of the sale event occurred;

3.if the Vice President elects to continue his or her group healthcare benefits, payment of an amount equal to the monthly employer contribution we would have made to provide the Vice President with health insurance if he or she had remained employed by us until 6 months following the date of termination; and

4.accelerate the vesting of the shares subject to any Equity Awards held by the Vice President on the date of termination such that the then unvested Equity Awards shall vest and become exercisable if the Vice President completed an additional 6 months of employment following the termination date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of January 31, 2020, for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•	each Named Executive Officer;
•	each of our directors; and
•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Common stock subject to options that are currently exercisable or exercisable within 60 days of January 31, 2020, are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

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Percentages of beneficial ownership of our common stock in the table is based on 18,346,927 shares of common stock issued and outstanding on January 31, 2020.

Name of Beneficial Owners	Shares Owned	Shares Exercisable Within 60 days	Total Shares Beneficially Owned	Percentage of Beneficial Ownership
5% Stockholders:
Entities affiliated with NV Partners (1)	2,260,991	—	2,260,991	12.3%
AWM Investment Company, Inc. (2)	1,553,091	—	1,553,091	8.5%
Entities affiliated with Sigma Partners (3)	1,240,366	—	1,240,366	6.8%
Entities affiliated with Lux Ventures (4)	1,015,550	—	1,015,550	5.5%
Directors and Named Executive Officers:
Kevin Conley	48,762	282,500	331,262	1.8%
Darin Billerbeck	—	25,833	25,833	*
Lawrence G. Finch (5)	313,091	22,000	335,091	1.8%
Ronald C. Foster	3,000	38,250	41,250	*
Michael B. Gustafson	17,286	38,250	55,536	*
Peter Hébert (6)	1,018,550	22,000	1,040,550	5.7%
Stephen J. Socolof (7)	2,263,991	22,000	2,285,991	12.4%
Geoffrey Ribar	—	22,500	22,500	*
Geoffrey R. Tate (8)	106,360	45,287	151,647	*
Jeffrey Winzeler	2,615	97,036	99,651	*
Troy Winslow	4,569	12,500	17,069	*
All directors and executive officers as a group
(13 persons) (9)	3,790,341	696,028	4,486,369	23.6%

*Represents beneficial ownership of less than one percent of the outstanding common stock.

(1)

Consists of (a) 1,966,081 shares held by NV Partners IV LP, over which NV Partners IV LP has sole voting and dispositive power, and (b) 294,910 shares held by NV Partners IV-C LP (together with NV Partners IV LP, the “NVP Funds”), over which NV Partners IV-C LP has sole voting and dispositive power. NVPG IV, LLC is the general partner of NV Partners IV LP and NV Partners IV-C LP, and has shared voting and dispositive power over all of these shares. Andrew Garman, Stephen Socolof and Thomas Uhlman are the managing members of NVPG IV, LLC, and share voting and dispositive power with respect to the shares held by such entity. The address for each of the entities affiliated with NV Partners is 430 Mountain Avenue, Suite 404, 4th Floor, Murray Hill, NJ 07974.

(2)

Based on a Schedule 13G/A filed with the SEC on February 12, 2020, reporting beneficial ownership as of December 31, 2019. AWM Investment Company, Inc. (“AWM”) has sole voting and dispositive power over the shares.  AWM is the investment adviser to Special Situations Fund III QP, L.P. (“SSFQP”), Special Situations Cayman Fund, L.P. (4Cayman”), Special Situations Technology Fund, L.P. (“TECH”) and Special Situations Technology Fund II, L.P. (“TECH II”), (SSFQP, Cayman, TECH and TECH II will hereafter be referred to as the “Funds”).  As the investment adviser to the Funds, AWM holds sole voting and investment power over 569,449 shares held by SSFQP, 216,633 shares held by Cayman, 118,290 shares held by TECH and 648,719 shares held by TECH II. The address of AWM is c/o Special Situations Funds, 527 Madison Avenue, Suite 2600, New York, NY 10022.

(3)

Based on a Schedule 13G filed with the SEC on February 9, 2017, reporting beneficial ownership as of December 31, 2016. Consists of (a) 39,224 shares held by Sigma Associates 8, L.P., (b) 12,716 shares held by Sigma Investors 8, L.P. and (c) 1,188,426 shares held by Sigma Partners 8, L.P. Each of these entities have sole voting and dispositive power over the shares held by them.  Sigma Management 8, L.L.C. is the general partner of Sigma Associates 8, L.P., Sigma Investors 8, L.P. and Sigma Partners 8, L.P., and has sole voting and investment power with respect to all of the shares, but disclaims beneficial ownership of the shares held by these entities, except to the extent of its pecuniary interests therein. The address for each of the Sigma Funds is 2105 S. Bascom Avenue, Suite 370, Campbell, CA  95008.

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(4)

Based on a Schedule 13D filed with the SEC on February 8, 2017, reporting beneficial ownership as of December 31, 2016. Consists of (a) 974,678 shares held by Lux Ventures II, L.P. (“LV-II”) and (b) 40,872 shares held by Lux Ventures II Sidecar, L.P. (“Sidecar”) (together with LV-II, the “Lux Funds”). Each of the Lux Funds has sole voting and dispositive power over the shares held by the respective Lux Fund.  Lux Venture Partners II, L.P. (“LVP-II”) is the general partner of the Lux Funds. Lux Venture Associates II, LLC (“LVA-II”) is the general partner of LVP-II and Lux Capital Management, LLC (“LCM LLC”) is the sole member of LVA-II. Joshua Wolfe and Peter Hébert are the individual manager partners of LCM LLC (the “Individual Managers”). Each of LVP-II, LVA-II, LCM LLC and the Individual Managers have shared voting and dispositive power over all of the shares held by the Lux Funds. Each of these entities disclaims beneficial ownership of these shares other than for those shares which such person owns of record. The address of the principal business office for each of these entities other than Mr. Hebert is 920 Broadway, 11th Floor, NY, NY 10010. The address of the principal business office of Peter Hebert is Lux Capital Management, LLC, 1600 El Camino Real, Suite 290, Menlo Park, CA 94025.

(5)

Consists of (a) 271,130 shares of common stock held by Mr. Finch and (b) 41,961 shares of common stock held by the Lawrence G and Janice C. Finch Revocable Trust, of which Mr. Finch is a trustee. Mr. Finch shares voting and investment power with respect to such shares with Janice Finch.

(6)	Includes the shares held by the Lux Funds. See footnote 4 above.
(7)	Includes the shares held by the NVP Funds. See footnote 1 above.
(8)

Consists of 103,360 shares of common stock held by the Tate Family Trust Dated 9/30/98, of which Mr. Tate is a trustee. Mr. Tate shares voting and investment power with respect to such shares with Colleen Tate.

(9)

Consists of shares beneficially owned by each current executive officer and director, as reflected in the table above, as well as shares beneficially owned by our other four executive officers not listed individually in the table.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent (10%) of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than ten percent (10%) stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2019, all Section 16(a) filing requirements applicable to our reporting persons were made and made timely, except for one Form 4 reporting the sale of shares to cover taxes in March 2019 was filed late for each of the following executive officers:  Sanjeev Aggarwal, Thomas Andre, Angelo Ugge and Jeffrey Winzeler.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information regarding our equity compensation plans in effect as of December 31, 2019:

Equity Compensation Plans	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants or Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants or Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities reflected in Column (a)) (c)
Approved by Stockholders (1)	2,143,865	$6.46	1,036,246
Not Approved by Stockholders	—	—	—

(1)

The number of shares remaining available for future issuance includes 638,227 shares available under our 2016 Equity Incentive Plan, or 2016 Plan, and 396,000 shares available under our 2016 Employee Stock Purchase Plan, or 2016 ESPP. As of February 15, 2020, a total of 576,817 shares remained available for future issuance under the

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2016 ESPP. The maximum number of shares subject to purchase rights under the 2016 ESPP is a function of stock price and total employee contributions. As such, Everspin cannot reasonably determine the number of shares subject to purchase rights as of February 15, 2020, and such shares are not reflected in the amount subject to rights outstanding.  The weighted average exercise price of outstanding options, warrants and rights includes 93,560 shares subject to RSUs, which have no exercise price. The weighted average exercise price of outstanding options, excluding the RSUs, was $7.17.

The number of shares of common stock reserved for issuance under the 2016 Plan automatically increases on January 1 of each year through and including January 1, 2026, by 3% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board of Directors.

The number of shares of common stock reserved for issuance under the 2016 ESPP automatically increases on January 1 of each year through and including January 1, 2026, by 1% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2017, to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or beneficial holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest:

Agreements with GLOBALFOUNDRIES

We have entered into a joint development agreement and a manufacturing agreement with GLOBALFOUNDRIES Inc. (GLOBALFOUNDRIES).

ST-MRAM Joint Development Agreement

Since October 17, 2014, we have participated in a joint development agreement with GLOBALFOUNDRIES Inc., a semiconductor foundry, for the joint development of STT-MRAM technology to produce of a family of discrete and embedded MRAM technologies. The term of the agreement is until the completion, termination, or expiration of the last statement of work entered into pursuant to the joint development agreement. The agreement was extended on December 31, 2019 to include a new phase of support for 12nm MRAM development. The joint development agreement also states that the specific terms and conditions for the production and supply of the developed MRAM technology would be pursuant to a separate manufacturing agreement entered into between the parties. See “—STT-MRAM Manufacturing Agreement” below. Under the joint development agreement, each party granted licenses to its relevant intellectual property to the other party. For certain jointly developed works, the parties have agreed to follow an invention allocation procedure to determine ownership. In addition, GLOBALFOUNDRIES possesses the exclusive right to manufacture our discrete and embedded Spin Transfer Torque MRAM devices developed pursuant to the agreement until the earlier of three years after the qualification of the MRAM device for a particular technology node or four years after the completion of the relevant statement of work under which the device was developed. For the same exclusivity period associated with the relevant device, GLOBALFOUNDRIES agreed not to license intellectual property developed in connection with the agreement to named competitors of ours.

If GLOBALFOUNDRIES manufactures, sells or transfers wafers containing production qualified MRAM devices that utilized certain Everspin design information to its customers, GLOBALFOUNDRIES will pay royalties to us for each such wafer transferred or sold to a customer. Except for breaches of confidentiality provisions and each party’s indemnification obligations to one another under the agreement, liability under the agreement is capped at a range depending on project costs and royalty amounts. Either party may terminate the agreement if the other party materially breaches a term of the agreement, and fails to remedy the breach after receiving notice from the non-breaching party. If a

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party terminates the manufacturing agreement for material breach in accordance with its terms, that party may also terminate the joint development agreement..

ST-MRAM Manufacturing Agreement

On October 23, 2014, we entered into a manufacturing agreement with GLOBALFOUNDRIES Singapore Pte. Ltd. that sets forth the specific terms and conditions for the production and supply of wafers manufactured using our spin torque MRAM technology developed under the joint development agreement with GLOBALFOUNDRIES. Pursuant to that joint development agreement, GLOBALFOUNDRIES possesses certain exclusive rights to manufacture such wafers for our discrete and embedded spin torque MRAM devices. Our manufacturing agreement with GLOBALFOUNDRIES includes a customary forecast and ordering mechanism for the supply of certain of our wafers, and we are obligated to order and pay for, and GLOBALFOUNDRIES is obligated to supply, wafers consistent with the binding portion of our forecast. GLOBALFOUNDRIES also has the ability to discontinue its manufacture of any of our wafers upon due notice and completion of the notice period. The initial term of the manufacturing agreement is for three years, which automatically renews for successive one year periods thereafter unless either party provides sufficient advance notice of non-renewal.

Except for breaches of confidentiality provisions and each party’s indemnification obligations to one another under the agreement, liability under the agreement is capped at the lesser of a set amount or the total purchase price received by GLOBALFOUNDRIES from us in the twelve months immediately preceding the claim for the specific product that caused the damages. Either party may terminate the agreement if the other party materially breaches a term of the agreement, and fails to remedy the breach after receiving notice from the non-breaching party. GLOBALFOUNDRIES may terminate the agreement if we fail to pay any undisputed sum which has been outstanding for sixty or more days from the date of invoice.

Policies and Procedures for Related Party Transactions

Our Board of Directors has adopted a written related-person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar or related transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

In considering related-person transactions, our audit committee (or other independent body of our Board of Directors) will take into account the relevant available facts and circumstances including, but not limited to, the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products and, if applicable the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND AVAILABLE INFORMATION

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Everspin stockholders will be “householding” our proxy materials, including the Notice. A single Notice and, if applicable, a single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time,

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you no longer wish to participate in “householding” and would prefer to receive a separate Notice and, if applicable, other proxy materials, please notify your broker or direct your written or oral request to Computershare, Inc., 211 Quality Circle, Suite 210, College Station, TX 77845, telephone number 800‑736‑3001. You may also direct a written or oral request for the separate Notice and, if applicable, other proxy materials to: Everspin Technologies, Inc., Attn: Investor Relations, 5670 W. Chandler Blvd., Suite 100, Chandler, Arizona 85226, telephone number (480) 347‑1111. Upon receipt of a written or oral request as set forth above, we will promptly deliver to you a separate Notice and if applicable, other proxy materials. Stockholders who currently receive multiple copies of the Notice and, if applicable, other proxy materials at their address and would like to request “householding” of their communications should contact their broker or Computershare Investor Services.

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OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Matthew Tenorio
Interim Chief Financial Officer
April [ ], 2020

A copy of Everspin’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2019, is available without charge upon written request to: Everspin Technologies, Inc., Attn: Investor Relations, 5670 W. Chandler Blvd., Suite 100, Chandler, Arizona 85226.

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PRELIMINARY COPY – SUBJECT TO COMPLETION

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/19/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/19/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

EVERSPIN TECHNOLOGIES, INC. 5670 W CHANDLER BLVD SUITE 100 CHANDLER, AZ 85226

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except

The Board of Directors recommends you vote FOR all nominees and FOR Proposal 2 AND Proposal 3..	☐	☐	☐

1.	Election of Directors

Nominees

01Kevin Conley

02Geoffrey R. Tate

03Darin Billerbeck

04Lawrence G. Finch

05Ronald C. Foster

06Michael B. Gustafson

07Peter Hébert

08Geoffrey Ribar

09Stephen J. Socolof

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	For	Against	Abstain

2.To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐

	For	Against	Abstain

3.To amend our Certificate of Incorporation to add a federal forum selection provision.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Directions to the Annual Meeting and vote on person may be found in the proxy statement.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

EVERSPIN TECHNOLOGIES, INC.
Annual Meeting of Stockholders
May [__], 2020, 4:00 PM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Kevin Conley and Matthew Tenorio, and each of them, as attorneys and proxies  of  the  undersigned,  with  full  power  of  substitution,  to  vote  all  of  the  shares  of  stock  of  Everspin Technologies, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Everspin Technologies, Inc. to be held at 5670 W Chandler Blvd, Suite 100, Chandler, Arizona 85226, on Wednesday, May [__], 2020, at 4:00 p.m., Mountain Time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

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